    As filed with the Securities and Exchange Commission on February 8, 2000

                                                        File No. 333-___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                            FORRESTER RESEARCH, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                             04-2797789
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                              400 Technology Square
                         Cambridge, Massachusetts 02139
                                 (617) 497-7090
          (Address of principal executive offices, including zip code)

                  AMENDED AND RESTATED FORRESTER RESEARCH, INC.
                           1996 EQUITY INCENTIVE PLAN

                           ------------------------
                           (Full title of the plan)

                              SUSAN M. WHIRTY, ESQ.
                   Chief Financial Officer and General Counsel
                            Forrester Research, Inc.
                              400 Technology Square
                         Cambridge, Massachusetts 02139
                                 (617) 497-7090
                              (617) 868-0577 (Fax)

                         ------------------------------
 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
 Title of Securities        Amount to be         Proposed maximum          Proposed maximum        Amount of
 to be registered           registered           offering price            aggregate offering      registration fee
                                                 per share(1)              price(2)
--------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01              5,000,000 shares       $0.81 - $34.155             $90,392,514             $23,864
====================================================================================================================

(1) The offering price for shares subject to options on the date hereof is the actual exercise price of such options. Of the 5,000,000 shares to be registered hereunder, 89,258 shares are subject to options at an exercise price of $0.81 per share, 2,519,090 shares are subject to options at an exercise price of $11.69 per share, 3,000 shares are subject to options at an exercise price of $11.94 per share, 10,000 shares are subject to options at an exercise price of $12.855 per share, 6,000 shares are subject to options at an exercise price of $12.875 per share, 10,000 shares are subject to options at an exercise price of $14.065 per share, 6,000 shares are subject to options at an exercise price of $15.045 per share, 6,000 shares are subject to options at an exercise price of $15.235 per share, 15,000 shares are subject to options at an exercise price of $16.155 per share, 7,000 shares are subject to options at an exercise price of $16.44 per share, 12,000 shares are subject to options at an exercise price of $16.625 per share, 15,000 shares are subject to options at an exercise price of $17.00 per share, 12,000 shares are subject to options at an exercise price of $17.815 per share, 6,000 shares are subject to options at an exercise price of $18.095 per share, 20,000 shares are subject to options at an exercise price of $18.28 per share, 3,000 shares are subject to options at an exercise price of $19.25 per share, 10,000 shares are subject to options at an exercise price of $19.565 per share, 10,000 shares are subject to options at an exercise price of $19.875 per share, 128,000 shares are subject to options at an exercise price of $20.065 per share, 3,000 shares are subject to options at an exercise price of $20.53 per share, 50,000 shares are subject to options at an exercise price of $21.47 per share, 10,000 shares are subject to options at an exercise price of $22.72 per share, 30,000 shares are subject to options at an exercise price of $23.065 per share, 10,000 shares are subject to options at an exercise price of $23.345 per share, 281,998 shares are subject to options at an exercise price of $23.94 per share, 725,600 shares are subject to options at an exercise price of $24.64 per share, 206,000 shares are subject to options at an exercise price of $28.47 per share, 8,000 shares are subject to options at an exercise price of $30.69 per share, 15,000 shares are subject to options at an exercise price of $33.875 per share and 18,000 shares are subject to options at an exercise price of $34.155 per share. The offering price for the remaining 755,054 shares not subject to options on the date hereof of $28.66 per share has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of Forrester Research, Inc. Common Stock, par value $0.01 per share, reported on the Nasdaq National Market on February 1, 2000.

(2) The maximum aggregate offering price consists of $72,298.98 payable in respect of 89,258 shares subject to options at an exercise price of $0.81 per share, plus $29,448,162.10 payable in respect of 2,519,090 shares subject to options at an exercise price of $11.69 per share, plus $35,820 payable in respect of 3,000 shares subject to options at an exercise price of $11.94 per share, plus $128,550 payable in respect of 10,000 shares subject to options at an exercise price of $12.855 per share, plus $77,250 payable in respect of 6,000 shares subject to options at an exercise price of $12.875 per share, plus $140,650 payable in respect of 10,000 shares subject to options at an exercise price of $14.065 per share, plus $90,270 payable in respect of 6,000 shares subject to options at an exercise price of $15.045 per share, plus $91,410 payable in respect of 6,000 shares subject to options at an exercise price of $15.235 per share, plus $242,325 payable in respect of 15,000 shares subject to options at an exercise price of $16.155 per share, plus $115,080 payable in respect of 7,000 shares subject to options at an exercise price of $16.44 per share, plus $199,500 payable in respect of 12,000 shares subject to options at an exercise price of $16.625 per share, plus $255,000 payable in respect of 15,000 shares subject to options at an exercise price of $17.00 per share, plus $213,780 payable in respect of 12,000 shares subject to options at an exercise price of $17.815 per share, plus $108,570 payable in respect of 6,000 shares subject to options at an exercise price of $18.095 per share, plus $365,600 payable in respect of 20,000 shares subject to options at an exercise price of $18.28 per share, plus $57,750 payable in respect of 3,000 shares subject to options at an exercise price of $19.25 per share, plus $195,650 payable in respect of 10,000 shares subject to options at an exercise price of $19.565 per share, plus $198,750 payable in respect of 10,000 shares subject to options at an exercise price of $19.875 per share, plus $2,568,320 payable in respect of 128,000 shares subject to options at an exercise price of $20.065 per share, plus $61,590 payable in respect of 3,000 shares subject to options at an exercise price of $20.53 per share, plus $1,073,500 payable in respect of 50,000 shares subject to options at an exercise price of $21.47 per share, plus $227,200 payable in respect of 10,000 shares subject to options at an exercise price of $22.72 per share, plus $691,950 payable in respect of 30,000 shares subject to options at an exercise price of $23.065 per share, plus $233,450 payable in respect of 10,000 shares subject to options at an exercise price of $23.345 per share, plus $6,751,032.12 payable in respect of 281,998 shares subject to options at an exercise price of $23.94 per share, plus $17,878,784 payable in respect of 725,600 shares subject to options at an exercise price of $24.64 per share, plus $5,864,820 payable in respect of 206,000 shares subject to options at an exercise price of $28.47 per share, plus $245,520 payable in respect of 8,000 shares subject to options at an exercise price of $30.69 per share, plus $508,125 payable in respect of 15,000 shares subject to options at an exercise price of $33.875 per share, plus $614,790 payable in respect of 18,000 shares subject to options at an exercise price of $34.155 per share, plus $21,637,016.19 payable in respect of 755,054 shares that have not yet been subject to options on the date hereof.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement has been filed pursuant to General Instruction E on Form S-8, to register 5,000,000 additional securities to be offered pursuant to the Amended and Restated Forrester Research, Inc. 1996 Equity Incentive Plan (the "1996 Plan") of Forrester Research, Inc. (the "Registrant" or the "Company"). A registration statement on Form S-8 (No. 333-22749), filed with the Commission on March 4, 1997 to register 2,900,000 shares of common stock offered pursuant to the 1996 Plan and the 1996 Stock Option Plan for Non-Employee Directors is currently effective and is hereby incorporated herein by reference.

     All share numbers and per share information in this Registration Statement are adjusted to give effect to the two-for-one stock split paid on February 7, 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, The Commonwealth of Massachusetts, on this 8th day of February, 2000.

                                           FORRESTER RESEARCH, INC.


                                           By: /s/ Susan M. Whirty
                                               ---------------------------------
                                               Name:  Susan M. Whirty
                                               Title: Chief Financial Officer,
                                                      Vice President, Operations
                                                      and General Counsel

                                POWER OF ATTORNEY
                                -----------------

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and constitutes George F. Colony and Susan M. Whirty, with full power of substitution, to execute in the name of and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement and any subsequent registration statement under Rule 462(b) as the person(s) so acting deems appropriate.

Signature                                Title                                            Date
---------                                -----                                            ----

/s/ George F. Colony                     President, Chief Executive                       February 8, 2000
----------------------                   Officer and Chairman of the Board
George F. Colony

/s/ Susan M. Whirty                      Chief Financial Officer and                      February 8, 2000
----------------------                   General Counsel (Principal
Susan M. Whirty                          Financial and Accounting Officer)

/s/ Robert M. Galford                    Director                                         February 8, 2000
----------------------
Robert M. Galford

/s/ George R. Hornig                     Director                                         February 8, 2000
----------------------
George R. Hornig

/s/ Michael H. Welles                    Director                                         February 8, 2000
----------------------
Michael H. Welles

/s/ Henk W. Broeders                     Director                                         February 8, 2000
----------------------
Henk W. Broeders

                                  EXHIBIT INDEX

Number                         Title of Exhibit                                       Page
------                         ----------------                                       ----
 5                             Opinion of Ropes & Gray

23.1                           Consent of Arthur Andersen LLP

23.2 Consent of Ropes & Gray (contained in the opinion filed as Exhibit 5 hereto)

24. Power of Attorney (included as part of the signature page filed herewith)